Exhibit 10.1

American Railcar Industries, Inc.

2013 Management Incentive Plan

I.	PURPOSE & SCOPE

The purpose of the Management Incentive Plan is to provide a variable component to the total compensation package for management and executive level employees. This “at risk” part of total compensation encourages participating management to achieve the goals that are important for the company.

The Plan is important to attract and retain highly qualified key employees, by providing the opportunity to personally benefit by sharing in the results achieved for the Company. The Plan provides a link between the performance of the Company and its management team and encourages the behavior to drive for strong Company performance.

II.	DEFINITIONS

A.

Base Salary equals the base annual salary effective December 31st for the year for which the award is calculated. If a Participant’s bonus level or salary changes during the year, the Base Salary will be prorated for the portion of the year each bonus level or salary was in effect.

B.	Chief Executive Officer means the Chief Executive Officer of American Railcar Industries, Inc.

C.	Company: means American Railcar Industries, Inc. and its subsidiaries and its successors.

D.	Compensation Committee of the Board of Directors means the members of the American Railcar Industries, Inc. Board of Directors responsible for administering executive and management compensation.

E.	Fiscal Year means the Company’s fiscal year beginning January 1 and ending December 31.

F.	Participant(s) refer(s) to the employees eligible to participate in the Plan pursuant to Section III.

G.	Performance Targets are the financial goal(s) of the Company for the Fiscal Year as defined in the annual business plan.

H.	Personal Goals refer to the personal goals and objectives set by each Participant and his/her supervisor at the beginning of each Fiscal Year against which performance is measured.

I.	Plan means the American Railcar Industries, Inc. Management Incentive Plan, as from time to time amended.

J.	Company Target Bonus Pool means the sum of the annual bonus targets (base salary X bonus percentage) for all Participants in the Plan.

K.	EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to remove the expense or income related to stock-based compensation and investment income or expense related to derivative and stock investment activities.

III.	EMPLOYEES COVERED BY THE PLAN

Participating employees (each a “Participant”) shall be subject to the approval of the Compensation Committee of the Board of Directors. If a Participant vacates a listed position, the employee selected as the replacement would be eligible to participate in the Plan pro-rata for the months in the position, subject to approval by the Chief Executive Officer (the “CEO” or, in the case of Participants who are executive officers, the Compensation Committee of the Board of Directors).

American Railcar Industries, Inc.

2013 Management Incentive Plan

IV.	PARTICIPANT FINANCIAL AWARD

A Participant in the Plan shall be entitled to a financial award computed as the product of:

Participant’s Base Salary	X	Bonus Percentage	X	Financial Performance Factor	X	Individual Performance Rating on a 0-150% scale	=	Participant’s Financial Award

A.	“Participant’s Base Salary” shall be the salary as defined in Section II.A.

B.	“Bonus Percentage” shall be determined by the Compensation Committee of the Board of Directors, based upon the management level of each Participant.

C.	“Financial Performance Factor” shall be determined by the Compensation Committee of the Board of Directors in accordance with Section V below.

D.	“Individual Performance Rating” shall be based on an individual performance evaluation in accordance with Section VI below.

It is intended that increases and decreases in Participant Financial Awards which result from Individual Performance Ratings shall not result in an increase in the aggregate Plan payout that would otherwise apply based on the Company Performance as a % of Target (as set forth below in Section V) and Individual Performance Ratings at the 100% level (such aggregate Plan payout being referred to as the “Maximum Bonus Pool”), and in the event that the Financial Awards otherwise calculated in accordance with this Section IV would exceed the Maximum Bonus Pool, each of the Financial Awards calculated on that basis shall be reduced pro rata in order that the aggregate Financial Awards shall not exceed the Maximum Bonus Pool.

If a Participant was in more than one management level during a Fiscal Year, a separate computation shall be made for the number of months at each level during such Fiscal Year; the sum of the separate computations shall be the Participant’s Financial Award.

V.	FINANCIAL PERFORMANCE FACTOR

The Financial Performance Factor will be recommended by the CEO and approved by the Compensation Committee after audited financial records are received. The recommendation will be based off a set of goals approved by the committee; including the annual budget approved by the Board, company financial performance, operational goals, and administrative goals.

American Railcar Industries, Inc.

2013 Management Incentive Plan

VI.	INDIVIDUAL PERFORMANCE RATING

Personal Goals for each Participant are to be developed jointly by the Participant and his/her supervisor for the Fiscal Year. The Personal Goals of the CEO and other executive officers shall be subject to the review and approval of the Compensation Committee of the Board of Directors. Attainment of such goals and other performance criteria, both quantifiable and non-quantifiable, may be used to arrive at an overall individual performance rating from 0% to 150%. Such criteria shall be applied consistently to Participants with similar duties pursuant to an evaluation process to be reviewed and approved by the Company’s human resources department. Criteria that may be weighed in arriving at an individual performance rating include, without limitation:

•	Achievement of performance targets established in Annual Budget

•	Development of staff

•	Successful development of new accounts/products

•	Improvement in product programs

•	Attainment of self-development objectives

•	Control or reduction of operating expenses by business unit

•	Safety record of facility or facilities

•	Quality program achievement

•	Business process improvements

The supervisor will assign a personal performance rating, from 0% to 150%, reflecting the Participant’s performance during the Fiscal Year. The Chief Executive Officer reserves the right, in his sole discretion, to accept the personal performance percent recommendation for each Participant or to modify any personal performance percent for any Participant to achieve such dispersion of performance ratings as the Chief Executive Officer deems appropriate; provided, however, that the personal performance percent recommendation of the CEO and other executive officers shall be subject to the review and approval of the Compensation Committee of the Board of Directors.

VII.	PERFORMANCE TARGETS

Financial performance targets are established based on the annual business plan. Targets are recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors based on the annual business plan.

At any time prior to the final determination of awards, the Compensation Committee of the Board of Directors, may, in its sole discretion, increase, decrease, or otherwise adjust performance measures, targets, and payout ranges used hereunder, as a result of extraordinary or non-recurring events, changes in applicable accounting rules or principles, changes in the Company’s methods of accounting, changes in applicable law, changes due to consolidation, acquisition, or reorganization affecting the Company and its subsidiaries and affiliates; or such other material change in the Company’s business.

VIII.	COMPUTATION AND DISBURSEMENT OF FUNDS

As soon as practicable after the close of the Fiscal Year, the Corporate Controller shall calculate the financial performance and the proposed payout under the Plan based upon the achievement of the financial performance measures. The proposed payout shall be presented to the Compensation Committee of the Board of Directors for final approval in its sole discretion. If approved, payment of the Financial Awards shall be made within 30 days after completion of the annual audit but not later than September 30th of the calendar year following the Fiscal Year for which the award is earned.

American Railcar Industries, Inc.

2013 Management Incentive Plan

All payment awards shall be reduced by amounts required to be withheld for taxes at the time payments are made.

IX.	PAYMENT OF PRO-RATED FINANCIAL AWARDS

In order to be eligible to receive a Financial Award for a Fiscal Year, a Participant must be employed in a bonus-eligible position for a minimum of three months during that Fiscal Year, except as otherwise provided by the Compensation Committee of the Board of Directors. Subject to the discretion of the Compensation Committee of the Board of Directors, a Participant will be allowed to earn a Financial Award based on the amount of time the eligible Participant is actively and continuously employed in an eligible position during the Fiscal Year.

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New Hires and Rehires – The Financial Award will be prorated based upon the number of months the Participant is employed during the Fiscal Year. For example, a Participant initially hired on July 1st would be eligible for 50% of the annual Financial Award. In the case of rehires, there is no credit for prior service and the rehire date must occur prior to October 1st in order for the Participant to be eligible under the Plan for the Fiscal Year.

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Leaves of Absence – Time taken during a leave of absence is not credited toward eligibility for a Financial Award; therefore, awards will be prorated for the length of time on leave of absence. Furthermore, payments of Financial Awards are not considered earned and payable unless and until the Participant returns to work, with the exception of Military Leave. If the leave of absence lasts nine months or more during the Fiscal Year, the Participant will not have met the three-month eligibility required to earn a bonus for that Fiscal Year.

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Promotions and Demotions – If the action results in a movement from one bonus-eligible position to another bonus-eligible position (with either a higher or lower bonus target) a pro-rated Financial Award will be calculated. The Financial Award will be calculated separately by factoring the time in each bonus eligible position by the corresponding bonus target and base pay during the Participant’s tenure in each position. However, if a Participant is both promoted and later demoted during the Fiscal Year, the Participant’s entire bonus eligibility and bonus target percent will be determined by the lower grade.

•	Status Change

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Change in employment status – The Financial Award is not payable unless the Participant has occupied a bonus-eligible position for at least three months during the Fiscal Year and meets all eligibility criteria during the last full quarter of the Fiscal Year, i.e., from October 1st through December 31st. The Financial Award will be based upon the base salary and the annual bonus target while in the bonus-eligible position.

American Railcar Industries, Inc.

2013 Management Incentive Plan

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Bonus-eligible position to a non-bonus eligible position – The Financial Award will be prorated based upon the time in a bonus-eligible position as long as the Participant was in the position for a minimum of three months during the Fiscal Year. A Participant must occupy a bonus-eligible position prior to October 1st in order to be eligible to receive a bonus payment for the Fiscal Year. The Financial Award will be based upon the base salary and the annual bonus target while in the bonus-eligible position.

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Non-bonus-eligible position to a bonus-eligible position – The Financial Award will be prorated based on the time worked, the corresponding bonus target, and the base salary in effect while in the bonus-eligible position as long as the Participant was in the eligible position for a minimum of three months during the Fiscal Year. A Participant must move into the bonus-eligible position prior to October 1st in order to be eligible to receive a bonus payment for the Fiscal Year.

X.	FORFEITURE OF BONUS

If a Participant’s termination of employment occurs prior to the date the Financial Awards are actually paid, the Participant will not be entitled to any bonus payment for the Fiscal Year during which the termination occurs, except as otherwise provided by the Compensation Committee of the Board of Directors. Financial Awards are not considered earned until they are approved by the Compensation Committee of the Board of Directors and are actually paid by the Company. Consequently, a Participant whose employment with the Company is voluntarily or involuntarily terminated prior to the actual Financial Award payment date will be deemed ineligible for payment of the Financial Award, except as otherwise provided by the Plan and the Compensation Committee of the Board of Directors, in which case any such Financial Award to the terminated employee shall be paid at the time Financial Awards are paid to active employees pursuant to Section IX above.

XI.	ADMINISTRATION

This Plan shall be administered by the Manager of Human Resources of American Railcar Industries, Inc. subject to the control and supervision of the Chief Executive Officer and the Compensation Committee of the Board of Directors of American Railcar Industries, Inc.

In the event of a claim or dispute brought forth by a Participant, the decision of the Chief Executive Officer as to the facts in the case and the meaning and intent of any provision of the Plan, or its application, shall be final, binding, and conclusive, except that, with regard to executive officers, the decision of the Compensation Committee of the Board of Directors shall be final, binding, and conclusive.

Notwithstanding anything herein to the contrary, the Compensation Committee of the Board of Directors shall retain sole discretion over all matters relating to this 2013 Management Incentive Plan, including without limitation the decision to pay any financial awards, the amount of financial awards, if any, the ability to increase or decrease any financial awards and to make changes to any performance measures or targets and discretion over the payment of partial financial awards in the event of employment termination.

American Railcar Industries, Inc.

2013 Management Incentive Plan

XII.	NO EMPLOYMENT CONTRACT; FUTURE PLANS

Participation in this Plan shall not confer upon any Participant any right to continue in the employ of the Company nor interfere in any way with the right of the Company to terminate any Participant’s employment at any time. The Company is under no obligation to continue the Plan in future years.

XIII.	AMENDMENT OR TERMINATION

The Compensation Committee of the Board of Directors may at any time, or from time to time (a) amend, alter or modify the provisions of this Plan, (b) terminate this Plan, or (c) terminate the participation of an employee or group of employees in this Plan; provided, however, that in the event of the termination of this Plan or a termination of participation, the Compensation Committee of the Board of Directors, in its sole discretion, shall determine whether a prorated award is payable to employees who were Participants in this Plan. If prorated awards are granted, the awards shall be paid within 30 days after completion of the annual audit but not later than September 30 of the calendar year following the Fiscal Year for which the award is earned.

XIV.	GENERAL PROVISIONS

No right under the Plan shall be assignable, either voluntarily or involuntarily by the way of encumbrance, pledge, attachment, level or change of any nature (except as may be required by state or federal law).

Nothing in the Plan shall require the Company to segregate or set aside any funds or other property for the purpose of paying any portion of an award. No Participant, beneficiary or other person shall have any right, title or interest in any amount awarded under the Plan prior to the payment of such award to him or her.